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                  ASSET PURCHASE AGREEMENT

                           AMONG

         PERSPECTIVES HEALTH MANAGEMENT CORPORATION,

             LEGAL ACCESS TECHNOLOGIES, INC.

                           AND

          HORIZON MENTAL HEALTH MANAGEMENT, INC.,

                 dated October 5, 2001

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                    TABLE OF CONTENTS


                                                               PAGE
                                                               ----

ARTICLE I PURCHASE AND SALE ..................................... 1
1.1  Purchase and Sale .......................................... 1
1.2  Asset Transaction .......................................... 1
1.3  Purchase Price ............................................. 2
1.4  Assignment and Assumption of the Management Contracts ...... 2
1.5  Transaction Taxes .......................................... 2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER AND LAT ..... 3
2.1  Title to Management Contracts .............................. 3
2.2  Due Organization ........................................... 3
2.3  Subsidiaries/Investments ................................... 3
2.4  Due Authorization/Consents ................................. 3
2.5  Ownership of Seller ........................................ 4
2.6  Licenses/Compliance with Law ............................... 4
2.7  Financial Statements ....................................... 4
2.8  No Adverse Change .......................................... 5
2.9  No Undisclosed Liabilities ................................. 5
2.10 Litigation ................................................. 5
2.11 Management Contracts ....................................... 6
2.12 Medical Directors .......................................... 7
2.13 Employees .................................................. 7
2.14 Employee Benefit Plans ..................................... 7
2.15 Broker's and Finder's Fees ................................. 8
2.16 Labor Practices ............................................ 8
2.17 Insurance .................................................. 9
2.18 Environmental Matters ...................................... 9
2.19 Taxes ...................................................... 9
2.20 Transactions With Affiliates ...............................10
2.21 Improper Payments ..........................................10
2.22 Receivables ................................................10
2.23 Payables ...................................................10
2.24 Disclosure .................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER .........11
3.1  Due Organization of Purchaser ..............................11
3.2  Due Authorization ..........................................11
3.3  Execution/Enforceability ...................................11
3.4  Broker's and Finder's Fees .................................11

ARTICLE IV CLOSING ..............................................12
4.1  Closing ....................................................12
4.2  Actions by the Seller ......................................12

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4.3  Actions by Purchaser .......................................12

ARTICLE V SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNITYPOST-CLOSING AGREEMENTS ................................12
5.1  Representations and Warranties to Survive ..................12
5.2  Indemnity ..................................................13
5.3  Indemnity Procedures .......................................14
5.4  Seller Employees ...........................................14
5.5  Tax Filings ................................................15
5.6  COBRA Obligations ..........................................15
5.7  Public Communications ......................................15

ARTICLE VI NON-COMPETITION ......................................15
6.1  Covenant Not to Compete; Non-Solicitation ..................15
6.2  Non-Disclosure .............................................16
6.3  Nondisparagement ...........................................16
6.4  Reasonableness; Reformation ................................16

ARTICLE VII ARBITRATION .........................................17
7.1  Arbitration Procedure ......................................17
7.2  Self-Execution .............................................18
7.3  Arbitrator's Fees ..........................................18
7.4  Rules Governing Arbitration ................................19
7.5  Entry of Award .............................................19
7.6  Injunctive Relief ..........................................19

ARTICLE VIII MISCELLANEOUS ......................................19
8.1  Waiver and Amendment .......................................19
8.2  Entire Agreement ...........................................19
8.3  Schedules ..................................................19
8.4  Descriptive Headings .......................................20
8.5  Defined Terms ..............................................20
8.6  Notices ....................................................20
8.7  Expenses ...................................................21
8.8  Assignment .................................................21
8.9  Choice of Law ..............................................21
8.10 Invalid Provisions .........................................21
8.11 Number and Gender of Words .................................21
8.12 Attorney's Fees and Costs ..................................21
8.13 Counterparts ...............................................22

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LIST OF EXHIBITS
EXHIBIT A     -   Management Contracts
EXHIBIT B     -   Assignment and Assumption Agreement

LIST OF SCHEDULES
Schedule 2.6  -   Licenses
Schedule 2.7  -   Financial Statements.
Schedule 2.11 -   Management Contracts.
Schedule 2.12 -   Medical Directors
Schedule 2.13 -   Employees/Benefit Plans
Schedule 2.17 -   Insurance
Schedule 2.22 -   Receivables
Schedule 2.23 -   Payables

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                 ASSET PURCHASE AGREEMENT


  This Asset Purchase Agreement ("Agreement") is made as of October 5, 2001 by and among Perspectives Health Management Corporation, a Nevada corporation (Seller), Legal Access Technologies, Inc. a Nevada corporation (LAT), and Horizon Mental Health Management, Inc., a Texas corporation ("Purchaser").

  WHEREAS, Seller is engaged in the business of providing management services for the operation of behavioral health care programs pursuant to contracts with third party acute care hospitals; and

  WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the management contracts owned by Seller; and

  WHEREAS, LAT is the parent corporation of Seller and is willing to join as a party to this Agreement in order to be jointly and severally liable for the performance by Seller of its obligations under this Agreement and to enter into certain other agreements with the Purchaser under this Agreement;

  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                        ARTICLE I
                    PURCHASE AND SALE

    1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Seller agrees to sell, assign and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, all right, title and interest of the Seller under, in and to those certain management contracts described in Exhibit A attached hereto (the Management Contracts); provided, however, that Seller shall not assign to Purchase the right to receive certain payments under certain of the Management Contracts that represent the repayment of certain indebtedness owed by the respective hospital client to Seller (the Excluded Payments). All of the Excluded Payments are specifically itemized on Exhibit A and noted as an Excluded Payment.



    1.2 Asset Transaction. The transaction contemplated by this Agreement constitutes only the purchase and sale of certain assets of the Seller. Purchaser shall not acquire any assets of the Seller pursuant to this Agreement other than the Management Contracts. Purchaser shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller or LAT of any kind whatsoever, whether direct or indirect, now existing or hereinafter incurred, absolute, accrued, contingent or otherwise under or by virtue of this Agreement or otherwise, except solely for the contractual obligations and liabilities of the Seller under the Management Contracts arising on or after the Closing Date which Purchaser expressly assumes under the terms of this Agreement. Without limiting the generality of the foregoing, and subject to the assumption by Purchaser of the

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contractual obligations and liabilities of the Seller under the Management
Contracts arising on or after the Closing Date, Purchaser shall not assume the following: (a) any obligations, liabilities and commitments (fixed or contingent) of Seller or LAT; (b) any liability or obligation of Seller or LAT arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, any liabilities with respect to Taxes (as hereinafter defined) or obligations of Seller or LAT to fund any employee benefit plans; (c) any liability or obligation under contracts and other agreements to which Seller or LAT is a party or by which it or its assets, properties or rights are bound or subject; (d) any liability or obligation of Seller or LAT to any of its stockholders or its affiliates; (e) any liability or obligation of Seller or LAT arising out of or relating to any breach of a representation, warranty, covenant or agreement of Seller or LAT contained herein; and (f) any liability or obligation relating to any compensation, bonus, severance payment, change of control payment or other payment or obligation to which any employee of Seller is entitled.

    1.3 Purchase Price. The aggregate purchase price for the Management Contracts shall be Two Million Nine Hundred Thousand Dollars ($2,900,000) (the Purchase Price). The Purchase Price shall be paid by the Purchaser to the Seller at the Closing by bank wire transfer of immediately available funds to an account designed by the Seller.

    1.4  Assignment and Assumption of the Management Contracts.
At the Closing, Seller and Purchaser shall execute and deliver an Assignment and Assumption Agreement in the form of Exhibit B attached hereto pursuant to which Seller will assign the Management Contracts to Purchaser and Purchaser shall assume the obligations of the Seller under the Management Contracts arising on or after the Closing Date; provided, however, that Purchaser shall not assume or be obligated for any liabilities or obligations of Seller under the Management Contracts which accrued or result from or arise out of any transactions or any state of facts existing prior to the Closing Date or relate to any matter or thing required to have been performed by Seller under the Management Contracts prior to the Closing Date including, without limitation, any indemnification obligations of the manager under the Management Contracts that relate to any claim or matter which occurred or arise out of any transactions or any set of facts existing prior to the Closing Date, even if such indemnification claims arises after the Closing Date.

    1.5 Transaction Taxes. All sales and transfer taxes, fee and duties of any kind, if any, under applicable law incurred in connection with the sale and transfer of the Management Contracts pursuant to this Agreement will be the responsibility of and paid by Seller, and Seller shall indemnify and promptly upon request reimburse Purchaser for any such tax, fee or duty which Purchaser may be required to pay under applicable law.

                    ARTICLE II
     REPRESENTATIONS AND WARRANTIES OF SELLER AND LAT

    Seller and LAT, jointly and severally, represent and warrant to Purchaser that, as of the Closing Date:

    2.1 Title to Management Contracts. Seller is the unconditional sole legal, beneficial, record and equitable owner of its rights, title and interests under, in and to the

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Management Contracts, free and clear of any and all liens, claims, options, charges, pledges, security interests, assignments, trusts, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims"), except solely for obligations under the Management Contracts performable on or after the Closing Date. Seller has not assigned all or any portion of its rights or duties under the Management Contracts to any other party. At the Closing, Seller will assign and convey to Purchaser all its rights, title and interests under, in and to the Management Contracts, save and except the Excluded Payments, free and clear of any and all Claims.

    2.2 Due Organization. Each of Seller and LAT is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective incorporation with all requisite corporate power and authority to conduct its business operations as being conducted on the Closing Date. Seller is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be so authorized would have a material adverse effect on the business (financial or otherwise) or operations of Seller.

    2.3 Subsidiaries/Investments. Seller has no subsidiaries, whether direct or indirect. Seller has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

    2.4 Due Authorization/Consents. Other than consents and approvals that have already been obtained and provided to Purchaser, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which the Seller or LAT is or will be a party does not on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Seller or LAT; (ii) to the knowledge of Seller and LAT, violate any law, rule or regulation binding on Seller or LAT; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any of the terms, conditions, or provisions of, any contract, lease, indenture, mortgage, note, bond, instrument, license or other agreement to which the Seller or LAT is a party, or by which the Seller or LAT is bound; or (iv) violate or conflict with any provision of the articles of incorporation or bylaws of the Seller or LAT. Other than consents and approvals that have already been obtained and provided to Purchaser, no consents, approvals, or authorizations of any person, entity or governmental agency are required under the Management Contracts or otherwise in connection the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Seller and LAT and the performance of this Agreement by the Seller and LAT have been duly authorized by all requisite corporate action of the Seller and LAT. This Agreement has been duly and validly executed and delivered by the Seller and LAT and constitutes a valid and binding agreement of the Seller and LAT, respectively, enforceable in accordance with its terms. The Assignment and Assumption Agreement when executed and delivered pursuant to this Agreement will have been duly executed and delivered by Seller and will constitute a valid and binding agreement of Seller enforceable in accordance with its terms.

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    2.5  Ownership of Seller.  LAT owns of record and beneficially all the issued and outstanding capital stock of Seller and is the sole stockholder of Seller. In such capacity, LAT has approved the sale of the Management Contracts by Seller to Purchaser pursuant to this Agreement.

    2.6 Licenses/Compliance with Law. Seller has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its business operations as such are presently being conducted and the absence of which would have a material adverse effect on Seller. Schedule 2.6 lists all such licenses and authorizations held by Seller on the Closing Date. There are no pending or, to the knowledge of the Seller and LAT, threatened legal, administrative, arbitration or other actions, notices, or proceedings nor any pending or, to the knowledge of the Seller and LAT, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of Seller as presently conducted. Seller has made all filings with governmental agencies required for the conduct of its business operations.
There are no judgments, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which Seller is bound or to which Seller is subject. Seller is not subject to and has not received any subpoena, request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality. To the knowledge of Seller and LAT, no hospital client that is a party to a Management Contract is subject to and has not received any subpoena, request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality relating to the program managed pursuant to the Management Contract in any respect.

    2.7 Financial Statements. Seller has delivered to Purchaser a copy of (i) audited financial statements of Seller as of December 31, 2000 consisting of a balance sheet of such date and the related statements of income and cash flows for the twelve (12) month period then ended, and (ii) unaudited financial statements of Seller as of August 31, 2001 (the "Seller Balance Sheet Date") consisting of a balance sheet of Seller at such date (the "Seller Balance Sheet") and the related consolidated statement of income for the applicable year-to-date period then ended. Complete and accurate copies of all such financial statements are included as
Schedule 2.7 (the "Seller Financial Statements"). The Seller Financial Statements present fairly in all material respects the financial position of Seller and the results of the operations as of the respective dates thereof and for the respective periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"). Except as set forth in the Seller Balance Sheet included in the Seller Financial Statements, as of the Seller Balance Sheet Date, there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of Seller which have not been so set forth in the Seller Balance Sheet. The Seller Financial Statements were prepared from the books and records of Seller.

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    2.8  No Adverse Change.  Since the Seller Balance Sheet Date,
the business of Seller has been conducted only in the ordinary and usual course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of Seller (financial or otherwise) exclusive of any general economic factors affecting the health care industry in general; (ii) the occurrence any event or condition of any character which has materially and adversely affected the business or operations of Seller; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of Seller; (iv) any material changes in the terms of, or defaults under, any material contract of Seller; (v) any material change in the accounting systems, policies or practices of Seller; (vi) any waiver by or on behalf of Seller of any rights which have any material value; (vii) any entry into or termination of any management contract or any other material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by Seller; (viii) any transfer or right granted by Seller of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; or (ix) any default or breach by Seller in any material respect under any material contract, license, or permit. Since the Seller Balance Sheet Date, no changes have been made in (i) Seller employee compensation levels, (ii) the manner in which employees of Seller are compensated or (iii) supplemental benefits provided to any employees of Seller. There has been no material default under, or violation or breach of, any material contract or agreement of Seller in effect on the Closing Date which has been waived, either permanently or temporarily, by the other party to such contract.

    2.9 No Undisclosed Liabilities. Seller has no material indebtedness or other liabilities which are not adequately disclosed and reflected or reserved against on the Seller Balance
Sheet, except liabilities incurred since the Seller Balance Sheet
Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the business (financial or otherwise), assets or operations of Seller.

    2.10 Litigation. There is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Seller and LAT, threatened against or affecting Seller, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality.
 Seller is not now, and has not been, a party to any injunction, order or decree restricting the method or geographic area under which Seller may conduct business operations or the marketing of any of its services or the services it may sell. No inquiry by any governmental agency or instrumentality has been made which would or could, and no action or proceeding has been asserted, threatened or instituted to, restrain or prohibit the carrying out of the transactions or any part thereof, or which, if such transactions are consummated, would materially and adversely affect the business, properties or assets of Seller or Purchaser or seek to recover any fines, penalties or damages from Seller or Purchaser.

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    2.11  Management Contracts.

        (a) Management Contracts. A true, accurate and complete copy of each Management Contract and all amendments thereto, as amended to the Closing Date, is attached as Schedule 2.11. With respect to each Management Contract, Exhibit A lists (i) the date thereof and the date of each amendment thereto, (ii) the name of hospital client that is the other party thereto, (iii) the expiration date thereto, (iv) any renewal terms hereunder and
(v) the type of program or programs managed pursuant thereto.

        (b)  Status of Management Contracts.  All of the
Management Contracts are in full force and effect. Seller has not received any notice of cancellation with respect to any Management Contract or been advised that the other party thereto intends to cancel or terminate or non-renew any Management Contract. There are no material outstanding disputes under any of Management Contracts. Each Contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business.
 There are no defaults under any of Management Contracts or the occurrence of any act or omission under any of Management Contract which with the passage of time or the giving of notice would constitute a default thereunder. There has been no material breach or violation of, or default under, any of Management Contract which has been waived, either permanently or temporarily, by the other party to such contract. There is no verbal amendment, modification or other understanding relating to any Management Contract which is legally binding on the parties thereto. The Seller has no contractual obligation under any Management Contract, whether existing on the Closing Date or which may exist in the future under any circumstance, to refund all or any portion of the fees that have been paid or will be paid under any Management Contract. None of the Management Contracts contain a restriction that limits or restricts Seller in any respect, either geographical or otherwise, in the conduct of its business operations.

        (c) Status of Programs. Except as noted on the cover page to Schedule 2.11, (i) each program managed under each Management Contract is open for the admission of patients and has received all required government and regulatory approvals or authorizations necessary to lawfully admit patients, (ii) each inpatient program has been certified by all governmental agencies required to give such certification as a distinct part psychiatric unit of the respective acute care hospital in which the program is located, (iii) each program has been determined by all governmental agencies required to give such determination as a provider-based program of the acute care hospital in which the program is located and (iv) the acute care hospital in which the program is located holds a contract as a Medicare provider.

    2.1 Medical Directors. Schedule 2.12 lists the medical director or medical directors of each program managed under each Management Contract. True, accurate and complete copies of each agreement or contract between Seller and each such Medical Director have been provided to Purchaser for its review. All payments by Seller to any such Medical Director has been for administrative services actually rendered by such Medical Director and no payments have been made to any such Medical Director to induce such Medical Director to refer patients to any program managed under any Management Contract or to compensate such Medical Director for any referral or admission of patients to the program. None of such Medical Directors have been convicted of a violation of any

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Medicare or Medicaid laws or regulations or any state licensing laws or been barred from participation under either of the Medicare or Medicaid programs.

    2.2 Employees. Schedule 2.13 hereto lists in accurate and complete detail all employees of Seller as of the Closing Date, their job titles, annual rates of compensation; other fringe benefits, if any; a description of any severance pay arrangements, if any; and the amount payable with respect to accrued vacation, holiday and sick leave as of the most recent payroll date of Seller immediately preceding the Closing Date and the rate at which such vacation, holiday and sick leave will accrue after the Closing Date. Except as shown on Schedule 2.13, Seller is not bound by any written contract of employment with any of its employees and all oral employment contracts are terminable at will, subject to applicable law, and Seller is not bound by any written or oral consulting or similar agreements. Except as set forth in Schedule 2.13, Seller is not a party to any employment or other agreement, whether written or oral, pursuant to which Seller has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding. Except as listed on
Schedule 2.13, Seller has no Welfare Plan (as defined in Section 3(1) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")), no Pension Plan (as defined in Section 3(2) of ERISA), nor any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees. Seller has complied with all requirements of Sections 6001 through 6008 of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") with respect to itself and its employees. No employee of Seller has been convicted of any violation of any Medicare or Medicaid laws or regulations and has not been barred from participating under either of such programs.

    23  Employee Benefit Plans.  Except as disclosed in Schedule 2.13:

       (a) Seller does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, nor is Seller presently, or has it ever been, a participating employer in any Multi-employer Plan (as defined in ERISA Section 3(37) or Section 414(f) of the Code).

       (b)  With respect to each Pension Plan and each Welfare
Plan listed on Schedule 2.13, (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by The Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither Seller nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject Seller to any material tax or any material penalty imposed by ERISA or the Code; (iii) Seller has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) Seller has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of the Seller or LAT, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan, by any employee or

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former employee covered or previously covered under any
Pension Plan or Welfare Plan, or otherwise involving any Pension
Plan or Welfare Plan.

       (c) There has been no termination of any Pension Plan or Welfare Plan by Seller during the five-year period prior to the Closing Date.

       (d) Except as disclosed on Schedule 2.13, no bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by Seller is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

    True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 2.13 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of Seller and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered or made available to Purchaser.

    2.4 Broker's and Finder's Fees. Any agent, broker, employee, officer, stockholder or other person or entity acting for, on behalf of, or under the authority of, Seller or LAT that is entitled to any commission or broker's or finder's fee as a result of the consummation of the transactions contemplated by this Agreement shall be paid by Seller or LAT and Purchaser shall have no liability therefor.

    2.5 Labor Practices. Seller has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Seller or LAT, threatened labor dispute, strike or work stoppage affecting Seller's business, nor has there been any of the same or any labor union organizing activity relating to Seller within the last three (3) years.

    2.6 Insurance. Schedule 2.17 lists all insurance policies and coverages maintained by or for Seller including but not limited to real and personal property insurance, comprehensive liability insurance, automobile liability insurance, workers' compensation insurance, medical malpractice insurance and professional liability insurance.

    2.7 Environmental Matters. Seller has not received any notice from any governmental authority or private person or entity advising that the operation of Seller's business or the operation of any mental health or rehabilitation or chemical dependency treatment units or programs managed by Seller is or has been in violation of any environmental law or any applicable environmental permit or that Seller is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, hazardous or toxic wastes, substances or materials at, on or beneath any property. Seller is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

    2.8 Taxes. All reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties ("Returns") of Seller required by law to be filed on or prior to the Closing Date have been prepared and properly filed or valid extensions obtained, and all Taxes imposed upon Seller or any of its properties, assets or income which are due and payable or claimed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government ("Taxing Authority"), to be due and payable have been paid. The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which (i) Seller and (ii) any individual, trust, corporation, partnership or any other entity as to which Seller is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations is required to pay, withhold or collect. The liability for accrued taxes as shown in Seller Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of Seller accrued for or applicable to the periods prior to the Seller Balance Sheet Date and all years and periods prior thereto and for which Seller may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). Seller utilizes the accrual method of accounting for tax purposes.

    There are no claims for Taxes pending against Seller nor any liens (other than for current Taxes not yet due and payable) upon the assets of Seller, and Seller does not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by Seller for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other Taxing Authority.

    Seller has paid or is withholding and has or will pay when due to the proper Taxing Authorities all withholding amounts and Taxes required to be withheld or paid for all income, unemployment, social security, Medicare or other similar taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of Seller.

    2.9 Transactions With Affiliates. There are no loans, leases, agreements, contracts or other transactions between Seller and any present or former stockholder, director or officer of Seller, or any member of such stockholder's, director's or officer's immediate family. No Shareholder, director or officer of Seller nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of Seller or any organization which has a material contract or arrangement with Seller including, without limitation, the Management Contracts.

    2.10 Improper Payments. Neither Seller, nor any shareholder, director, officer, employee or agent of Seller has made any improper bribes, kickbacks or other payments on behalf of Seller to, or received any such improper payments from, customers, vendors, suppliers or other persons contracting with Seller and has not proposed or offered to make or receive any such payments.

    2.11 Receivables. Schedule 2.22 lists all accounts receivable, notes receivable and any other receivables due to the Seller under or pursuant to the Management Contracts, whether or not reflected in the Seller Balance Sheet, or otherwise due to the Seller by any of the hospital clients that are a party to the Management Contracts.

    2.12 Payables. Schedule 2.23 lists all account payables and accrued expenses owed by the Seller to the hospital client that are a party to the Management Contracts, whether or not arising under the Management Contract and whether or not reflected on the Seller Balance Sheet.

    2.13 Disclosure. No representation or warranty of the Seller or LAT in this Agreement contains an untrue statement of material fact or omits a material fact necessary to make any such representation or warranty not misleading.


                     ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to the Seller and LAT that, as of the Closing Date:

    3.1 Due Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to conduct its business operations as being conducted on the Closing Date and to perform the obligations under the Management Contracts that it will be assuming upon consummation of this Agreement. Purchaser is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be so authorized would have a material adverse effect on the business (financial or otherwise) or operations of Purchaser.

    3.2 Due Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party does not, on the date hereof, and will not, on the date of Closing, (i) violate any decree or judgment of any court or governmental authority which may be applicable to Purchaser;
(ii) to the knowledge of Purchaser, violate any law, rule or regulation binding on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, any of the terms, conditions, or provisions of any contract, lease, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser or its assets are bound; (iv) violate or conflict with any provision of the certificate of incorporation or bylaws of Purchaser, and (v) has been duly authorized by all requisite corporate action of Purchaser.

    3.3 Execution/Enforceability. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms. The Assignment and Assumption Agreement when executed and delivered pursuant to this Agreement will have been duly and validly executed and delivered by Purchaser and will constitute a valid and binding agreement of Purchaser enforceable in accordance with its terms.

    3.4 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Purchaser or Purchaser is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or the consummation of any of the transactions contemplated hereby.


                       ARTICLE IV
                        CLOSING

    4.1 Closing. The closing of the transactions contemplated by this Agreement (the Closing) shall occur simultaneously with the execution and delivery of this Agreement but effective as of 11:59 p.m. on the day immediately preceding the day on which the Closing occurs ("Closing Date").

    4.2 Actions by the Seller. At the Closing, the Seller shall execute and deliver to Purchaser the Assignment and Assumption
Agreement assigning all the Management Contracts to Purchaser.

    4.3  Actions by Purchaser.  At the Closing, Purchaser shall:

        (a)  Pay the Purchase Price to Seller; and

        (b) Execute and deliver to Seller the Assignment and Assumption of Agreement.

                           ARTICLE V
     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
                   POST-CLOSING AGREEMENTS

    5.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations and warranties made by the parties in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of two years, ending at midnight on the second anniversary of the Closing Date; provided, however, that if, prior to the expiration of such two year period, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability); provided further, however, that if a claim for indemnification is made pursuant to this Article V, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this Article V shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification. With respect to the representations and warranties of the parties, nothing contained herein shall be deemed to require or imply that the accuracy of such representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. No investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder.


    5.2  Indemnity.

        (a) Seller and LAT. Seller and LAT, jointly and severally, shall indemnify and hold harmless Purchaser and the subsidiaries, shareholders, partners, directors, officers, employees and agents of Purchaser, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any other kind whatsoever arising out of or resulting from any of the following:

        (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of the Seller and LAT under this Agreement or under any other agreement or document delivered by the Seller at Closing hereunder; and

       (ii) Any obligation or liability of Seller under the Management Contracts which accrued or results from or arises out of any transaction or state of facts existing prior to the Closing Date or relates to any matter or thing required to have been performed by Seller under the Management Contracts prior to the Closing Date, including, without limitation, claims that may arise on or after the Closing Date but arise out of facts or matters that were first in existence or occurred prior to the Closing date and any indemnification obligation of the manager under any

    Management Contract with respect to any such claim (even if such indemnification claim is asserted after the Closing Date);

      (iii) Any Taxes arising out of the sale and transfer of the Management Contracts pursuant to this Agreement;

       (iv) Any claim for a commission or brokers or finders fee as a result of the consummation of the transaction contemplated by this Agreement by any party purportedly acting for, on behalf of or under the authority of Seller or LAT; and

        (v) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

        (b) Purchaser. Purchaser shall indemnify and hold harmless Seller and LAT from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

        (i) Any misrepresentations, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to the Seller at Closing hereunder;

       (ii) Any obligation or liability of Seller under the Management Contract which accrues or results from or arises out of any transaction or state of facts existing on or after the Closing Date or relate to any matter or thing required to be performed by Seller on or after the Closing Date under the Management Contracts, including, without limitation, claims arising on or after the Closing Date that arise out of facts or matters that were first in existence or occurred on or after the Closing Date; excluding, however, any matter as to which Seller and LAT are obligated to indemnify Purchaser under
    Section 5.2(a) above;

      (iii) Any claim for commissions or brokers or finders fee as a result of the consummation of the transaction contemplated by this Agreement by any party purportedly acting for or on behalf of or under the authority of Purchaser; and

       (iv) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

    5.3 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 5.2(a) or 5.2(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article VII, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

    5.4 Seller Employees. Nothing contained herein shall be deemed or construed to obligate Purchaser to employ any employee of Seller or to make any severance, termination, or other payment of any kind to any employees of Seller that may arise out of the consummation of the transactions contemplated by this Agreement or otherwise. However, Purchaser may interview and offer employment to any of Sellers employees as it may determine in its sole discretion and may employ any of such employees at such compensation and on such other terms as Purchaser may determine in its sole discretion.

    5.5 Tax Filings. The allocation of the Purchase Price among the Management Contracts shall be made in accordance with Section 1060 of the Internal Revenue Code and any comparable provisions of state or local law as appropriate. Unless it would be unreasonable to do so, Seller shall accept Purchasers determination of such allocation of the Purchase Price and shall report on IRS Form 8594 and otherwise act and make all filings in all respects consistent with such allocation determination of Purchaser.

    5.6 COBRA Obligations. LAT as the parent corporation or Seller will maintain an employee medical benefits ERISA Welfare Plan after the Closing. Seller or LAT shall be responsible for any obligations owed to employees of the Seller arising under Sections 4980B of the Internal Revenue Code and Sections 601 through 609, inclusive, of ERISA relating to COBRA coverage for such employees after consummation of the transactions contemplated by this Agreement.

    5.7 Public Communications. All press releases or other public communications of any sort relating to this Agreement, and the method of the release for publication thereof, shall be subject to the prior approval of both Purchaser and Seller, which approval shall not be unreasonably withheld by either of such parties, except to the extent that disclosure is otherwise required by law or judicial process.

                            ARTICLE VI
                         NON-COMPETITION

    6.1 Covenant Not to Compete; Non-Solicitation. For and in consideration of the acquisition of the Management Contracts by Purchaser pursuant to this Agreement and for other good and valuable consideration, each of Seller and LAT, jointly and severally, covenant and agree that, for a period of three (3) years after the Closing Date, it shall not, directly or indirectly, as an employer, employee, director, officer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, or through any other kind of ownership (other than ownership of securities of Purchaser or of any other publicly held entity in which such person, directly or indirectly, in the aggregate beneficially owns less than two percent (2%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

        (a) engage in the operation or management of a behavioral health, mental health or rehabilitation treatment unit or program operated in or in association with an acute care hospital (the "Business") in the continental United States (the
"Restricted Area");

         (b) engage in any business which calls upon, solicits, diverts or takes away any customer or customers of Purchaser in the Restricted Area for the purpose of selling or attempting to sell to any of said customers any services similar to any services heretofore sold or provided to any of such customers by Seller; and

         (c) engage in any business which solicits any present or future employee of Purchaser or its subsidiaries or initiate discussions with any such employee regarding his or her termination or resignation from employment with the Purchaser or its subsidiaries, so that such employee may accept employment with, or engagement (as a partner, investor, shareholder, employee, agent, consultant, or otherwise directly or indirectly, with any party engaged in any of the activities proscribed as specified above.

    6.2 Non-Disclosure. Each of Seller and LAT, jointly and severally, further covenants and agrees that all information concerning the Management Contracts constitute trade secrets and confidential, proprietary business information which is the property of Purchaser and that, unless otherwise required by law, from and after the Closing Date:

          (a) it shall use its best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

          (b) it shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information;

          (c) without the prior written consent of Purchaser, it shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

          (d) it shall not, directly or indirectly, use for its own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential.

    6.3 Non-disparagement. Each of Seller and LAT agrees and covenants that, for a period of three (3) years after the Closing Date, (1) it shall not make or publish any statement, written or oral, disparaging the reputation of Purchaser or any of its subsidiaries, the executive officers of Purchaser or any of its subsidiaries, or any of the services of Purchaser or any of its subsidiaries and (2) it shall not solicit or encourage any hospital having a management contract with Purchaser or any of its
subsidiaries to terminate such management contract.   Horizon
agrees and covenants that, for a period of three (3) years after the Closing Date, it shall not make or publish any statement, written or oral, disparaging either the reputation of PHM or LAT or any of their respective officers or any of the contract management services provided by PHM under the Management Contracts.

    6.4 Reasonableness; Reformation. Seller and LAT each severally acknowledge and agree that (i) the provisions of this
Article VIII are ancillary to the transaction pursuant to which Seller sold and Purchaser acquired the Management Contracts, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of Purchaser and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against it.

                       ARTICLE VII
                       ARBITRATION

    7.1 Arbitration Procedure. In the event of a dispute regarding any matters arising out of or relating to this Agreement (including, but not limited to, actions for injunctive or declaratory relief) (hereinafter collectively arbitrable issues) that cannot be settled by agreement between the parties, such controversy or dispute shall be submitted for arbitration in Dallas, Texas, and for this purpose each party hereby expressly consents to such arbitration in such forum. The arbitration process shall proceed as follows:

          (a) Step One. In the event of a dispute, the disputing party (herein so called) may at any time notify the other party (answering party) in writing that the disputing party demands to pursue arbitration as provided in Step Two below, setting forth in specific terms the disputing party's proposed statement of the matters in dispute to be submitted to arbitration and the name and address of the arbitrator selected by the disputing party. Within ten (10) business days following receipt of the disputing party's written arbitration demand complying with the requirements of this Step One, the answering party shall notify the disputing party in writing, setting forth in specific terms the answering party's proposed statement of the matter in dispute and identifying the name and address of the arbitrator selected by such answering party.

         (b) Step Two. The two (2) arbitrators so selected shall meet and confer within twenty (20) business days after receipt by the disputing party of the answering party's written notice as called for under Step One above, and if they are unable within said twenty (20) day period to reach a decision on the matters in dispute, they shall, at the expiration of said twenty (20) day period, jointly select a neutral third arbitrator. If said arbitrators are unable to choose a neutral third arbitrator, any party may request the American Arbitration Association (AAA) to appoint an additional arbitrator from its National Panel of Commercial Arbitrators. Any party to this Agreement may advise the AAA that time is of the essence and that the parties to this Agreement would like such selection as soon as is reasonably possible, it being expressly understood that in such AAA selection process the selection is in the sole discretion of the AAA, and that the AAA shall not be required by reason of this Agreement to consult with the parties to this Agreement in said selection process; provided that all arbitrators, including the additional arbitrator selected by the AAA, shall be disinterested individuals knowledgeable in commercial transactions. Upon selection of the additional arbitrator, all arbitrators shall within ten (10) business days thereafter convene an arbitration proceeding at a date, time and place (in metropolitan Dallas, Texas) designated by said arbitrators by a majority vote, written notice of which shall be given to the parties not later than seven (7) calendar days prior to said hearing date. At the hearing, each party may be represented by counsel and present testimony and evidence. If at the commencement of the hearing the parties cannot agree on a joint statement of the matters in dispute to be submitted to the arbitrators, the arbitrators shall be empowered to frame the submission issue(s). A Certified Court Reporter's transcript may be demanded by any party or by the arbitrators and said official transcript shall be prepared, completed, and delivered to the arbitrators with copies to each party within ten (10) business days following the conclusion of the hearing. Arbitration sessions following the initial session, if necessary, shall be scheduled by the arbitrators so that the arbitration proceedings (i.e., presentation of evidence and/or oral arguments) are completed within twenty (20) days of the initial session. Each party shall be given the opportunity to file with the arbitrators simultaneous written briefs five (5) business days following receipt by the arbitrators of the official transcript but, if no transcript is demanded as provided in this Agreement, said briefs shall be filed simultaneously five (5) business days following conclusion of the hearing. Copies of any such briefs shall be provided to the other party concurrently upon filing with the arbitrators.

         (c) Step Three. Within ten (10) business days following the receipt by the arbitrators of the brief(s) (or within ten (10) business days following conclusion of the hearing if all parties waive briefs), the arbitrators shall make and deliver to the parties their decision and award in writing. The arbitrators shall have the authority to enter any award or to grant any relief which could be obtained in a court of competent jurisdiction and reasonable attorneys', arbitrators' and experts' fees and expenses of arbitration may be awarded as the arbitrators see fit, consistent with the provisions of this Agreement. The arbitrators shall have no authority to modify, amend or alter the provisions of this Agreement and shall base their decision and award on applicable law, the language contained in this Agreement and the facts giving rise to the dispute as presented on the record at the hearing. The arbitrators shall issue a written opinion explaining the basis for their findings.

    7.2 Self-Execution. It is expressly understood between the parties that this Article VII is a self-executing arbitration provision and that any party may unilaterally select an arbitrator if the other party refuses to arbitrate. It is further expressly agreed that said unilaterally-selected arbitrator may proceed to arbitrate the issue(s) and the arbitration and decision shall be self-executing and therefore shall not require the order of any Court to proceed. The parties may, however, mutually stipulate in writing to extend or to shorten the prescribed time periods (including a stipulation to expedite the referral and submission to arbitration). All provisions of this Agreement not in dispute shall be observed and performed without interruption during the pendency of any proceeding called for under this Article VII.


    7.3 Arbitrator's Fees. If an additional arbitrator is required pursuant to Step Two under Section 7.1 above, each party shall pay its pro rata share of any required retainer or other payments required by such arbitrator upon such arbitrator's demand, with the ultimate responsibility for the arbitrators' fees to be determined by the arbitrators in the final arbitration award pursuant to Step Three of Section 7.1 above; otherwise, each party shall bear its own costs and expenses in connection with any proceedings under this Article VII and, in any event, each party shall pay the fees of the arbitrator it selects.

    7.4 Rules Governing Arbitration. In all other respects, the arbitration shall be conducted pursuant to the then-existing Commercial Rules of the AAA to the extent such rules are not inconsistent with any provision of this Agreement. Subject to the foregoing, the arbitrators shall determine the scope and extent of permissible discovery, if any.

    7.5 Entry of Award. The award of the arbitrators may be entered as a final judgment by any court of competent jurisdiction.

    7.6 Injunctive Relief. Notwithstanding the provisions of this Article VII to the contrary, each party shall be entitled to seek temporary or preliminary injunctive relief from a court of competent jurisdiction if the failure to immediately obtain injunctive relief will result in irreparable harm to that party. The jurisdiction of the court shall extend only to such relief and any request for permanent injunctive relief shall remain subject to the arbitration provisions of this Agreement.

                      ARTICLE VIII
                     MISCELLANEOUS

    8.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by a writing signed by the parties.

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    8.2  Entire Agreement.  This Agreement, together with the
Exhibits and Schedules hereto, constitute the entire and complete agreement among the parties, and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter of this Agreement.

    8.3 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule; provided, however, that the representations and warranties of a party set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless the reference on the face of the Schedule expressly by its terms indicates that it limits the scope of a representation or warranty. The Schedules delivered pursuant to this Agreement shall not be attached hereto but shall be delivered separately accompanied by a certificate of an executive office of each party to the effect that such constitutes the Schedules to this Agreement and constitute a part hereof.

    8.4 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

    8.5 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

    8.6 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                                19
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                   If to Purchaser:

                                Horizon Mental Health Management, Inc.
                                1500 Waters Ridge Drive
                                Lewisville, Texas  75057-6011
                                Attention: David K. White, President
                                Facsimile Number: (972) 420-8282

                                With a copy to:

                                Strasburger & Price, L.L.P.
                                901 Main Street, Suite 4300
                                Dallas, Texas  75202
                                Attention:  David K. Meyercord, Esq.
                                Facsimile Number: (214) 651-4330


                   If to the Seller or LAT:

                                Legal Access Technologies, Inc.
                                2300 West Sahara Avenue N.W.
                                Suite 500, Box 18
                                Las Vegas, Nevada 89102
                                Attention: Michael Cane, President
                                Facsimile Number: (702) 312-6249

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 8.6.

    8.7 Expenses. Each party to this Agreement will pay its respective expenses of any kind incurred in connection with the negotiation, preparation and performance of this Agreement.

    8.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties hereto.

    8.9 Choice of Law. This Agreement shall be governed by the laws of the State of Texas, other than its conflicts of laws provisions, and the laws of such state and of the United States of America shall govern the rights, duties and obligations of the parties and the validity, construction, enforcement, and interpretation of this Agreement.

    8.10 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and

                                20
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enforceable.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

    8.11 Number and Gender of Words. Whenever in this Agreement, the singular number is used, the same shall include the plural where appropriate, and vice versa, and words of any gender shall include each other gender where appropriate.

    8.12 Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

    8.13 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same agreement.

         (Remainder of Page Intentionally Left Blank)

                                21
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IN WITNESS WHEREOF, the parties hereto have executed this
Asset Purchase Agreement as of the day and year first written above.

HORIZON MENTAL HEALTH                PERSPECTIVES HEALTH
MANAGEMENT, INC.                     MANAGEMENT CORPORATION

By: /s/ Ronald C. Drabik             By: /s/ Michael Cane
   ----------------------------         -----------------------------
   Name: Ronald C. Drabik               Name: Michael Cane
        -----------------------              ------------------------
   Its:  Chief Financial Officer        Its:  CEO
        -----------------------              ------------------------

                                     LEGAL ACCESS TECHNOLOGIES, INC.

                                     By: /s/ Michael Cane
                                        -----------------------------
                                        Name: Michael Cane
                                        -----------------------------
                                        Its:  President & CEO
                                        -----------------------------

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